Exhibit 99.1

Cyngn Reports 2026 2nd Quarter Financial Results

Company streamlines organization, expands AI-enabled operations and strengthens commercial execution

Recent Operating Highlights:

●	Streamlined the organization and reduced management layers as part of a broader initiative to lower operating costs, increase accountability, and improve execution.

●	Expanded the use of AI-assisted tools across engineering and business operations to automate repeatable work, accelerate workflows, and increase productivity.

●	Implemented changes to sales leadership and commercial processes, increasing emphasis on opportunity qualification, pipeline accountability, and customers aligned with the DriveMod Tugger.

●	Continued aligning product development with the requirements of larger industrial customers, including interoperability, enterprise deployment capabilities, and greater customer control over autonomous vehicle workflows.

MOUNTAIN VIEW, Calif., August 12, 2026 — Cyngn (NASDAQ: CYN) today announced financial results for its second quarter ended June 30, 2026 and outlined a series of organizational and commercial initiatives designed to improve operating efficiency, sharpen execution, and position the company for scalable growth.

During the quarter, Cyngn continued to see interest in its autonomous vehicle solutions; however, the pace of commercial execution was delayed relative to the Company’s expectations. In response, Cyngn made changes to sales leadership and implemented a more disciplined commercial process focused on opportunity qualification, pipeline accountability, sales execution, and customers and applications that closely align with the capabilities and value proposition of the DriveMod Tugger.

Cyngn also took steps to reduce its operating cost structure and simplify the organization. The Company consolidated responsibilities, reduced management layers, and realigned resources around its highest-priority product, customer, and commercial initiatives. These actions are intended to create a leaner organization with greater accountability, faster decision-making, and a higher proportion of resources directly focused on product development, customer deployments, and revenue generation.

These initiatives are consistent with a broader shift taking place across the technology sector as companies increasingly redesign their organizations around smaller teams, flatter management structures, and AI-enabled productivity. Several of the world’s largest technology and financial services companies have announced organizational restructuring or workforce reductions during 2026 while increasing their focus on operating efficiency, AI adoption, and concentrating resources on higher-priority growth opportunities.

As part of this evolution, Cyngn has expanded the use of AI-assisted tools across engineering and business operations. The Company is using these technologies to automate repeatable tasks, accelerate software development and analysis, improve internal workflows, and enable employees to operate more efficiently. Cyngn believes these tools can allow a leaner organization to maintain or improve output while directing a greater portion of its resources toward differentiated technology and commercial execution.

On the product side, Cyngn continues to concentrate development on capabilities required for broader enterprise adoption of autonomous industrial vehicles. This includes interoperability with customer systems, enterprise deployment and fleet-management requirements, and capabilities that provide customers with greater flexibility and control over autonomous workflows. The Company believes this increasingly focused product strategy, together with a more efficient operating structure and disciplined commercial organization, strengthens Cyngn’s ability to convert customer interest into scalable deployments faster and at a larger scale.

As part of its ongoing commitment to strong corporate governance, Cyngn engaged Baker Tilly US, LLP, a top-ten U.S. accounting firm, as its independent registered public accounting firm, and Kaufman & Canoles, P.C., a leading business law firm, as outside legal counsel, positioning the Company’s financial reporting and legal infrastructure to support its continued growth.

The Federal Communications Commission added new imports of foreign-made humanoid and quadruped robots to its national security Covered List. Cyngn believes this shift in the regulatory landscape reflects a broader effort to strengthen domestic industrial robotics capabilities and reduce reliance on foreign-made autonomous technology. This regulatory shift specifically limits the ability of Chinese manufacturers to sell autonomous robotic products into the U.S. market. As a U.S.-based developer and manufacturer of autonomous industrial vehicles, Cyngn is well positioned to serve customers seeking domestically developed automation solutions amid this evolving policy environment.

Q2 2026 Six Month Financial Review:

Year-to-date second quarter revenue was $249 thousand compared to $80.9 thousand in the six months ended June 30, 2025. Similar to prior year, year-to-date 2026 revenue consisted of EAS software subscriptions from DriveMod tugger vehicle deployments.

Total costs and expenses for the six months ended June 30, 2026 were $13.9 million, an increase of $3.1 million or 29% from $10.8 million for the six months ended June 30, 2025. This increase was due to a $2.0 million increase in research and development (R&D), primarily due to personnel costs driven by the change in accounting estimate related to capitalized software. In addition, the company experienced a $1.1 million increase in general and administrative (G&A) expenses, primarily driven by an increase in board of director’s pay in lieu of the equity component of the director compensation program for 2025 and an increase in marketing and advertising expenses. There was an increase of $117.6 thousand in cost of revenue due to the deployment costs being recognized over the life of the awarded contracts. For the six months ended June 30, 2026, other income (expense), net was $0.9 million compared to $1.4 million for the six months ended June 30, 2025. The decrease in other income was primarily driven by the fair value measurement of warrants issued in the first quarter of 2025.

Net loss for the six months ended June 30, 2026 was $(12.8) million compared to $(9.4) million in the six months ended June 30, 2025. Net loss per share for the six-month period was $(1.02), based on basic and diluted weighted average shares outstanding of approximately 12.6 million. This compares to a net loss per share of $(5.90) for the six months ended June 30, 2025, based on approximately 1.6 million basic and diluted weighted average shares outstanding.

Q2 2026 Three Month Financial Review:

Revenue in Q2 2026 was $144.5 thousand compared to $33.7 thousand in the second quarter of 2025. Similar to prior year, second quarter of 2026 revenue consisted of EAS software subscriptions from DriveMod tugger vehicle deployments.

Total costs and expenses in the second quarter were $6.9 million, an increase of $1.4 million or 25% from $5.5 million in the second quarter of 2025. This increase was due to a $1.2 million increase in research and development (R&D), primarily due to personnel costs driven by the change in accounting estimate related to capitalized software. In addition, there was an increase of $72 thousand in cost of revenue due to the deployment costs being recognized over the life of the awarded contracts. General and administrative (G&A) expenses remained consistent year over year. For the second quarter of 2026, other income (expense), net was $0.4 million compared to $0.05 million in the second quarter of 2025. The increase in other income was primarily driven by income from short-term investments.

Net loss for the second quarter was $(6.4) million compared to $(5.4) million in the corresponding quarter of 2025. Second quarter net loss per share was $(0.45), based on basic and diluted weighted average shares outstanding of approximately 14.1 million in the quarter. This compares to a net loss per share of $(2.70) in the second quarter of 2025, based on approximately 2.0 million basic and diluted weighted average shares outstanding.

Balance Sheet Highlights:

Cyngn’s unrestricted cash and short-term investments as of June 30, 2026 totaled $39.7 million compared to $34.7 million as of December 31, 2025. At the end of the same period, working capital was $41.3 million and total stockholders’ equity was $44.6 million, as compared to year-end working capital of $35.7 million and total stockholders’ equity of $38.8 million, respectively as of December 31, 2025. The Company had no debt as of June 30, 2026 and December 31, 2025 and to date, no member of the current management team has sold any shares of the Company’s stock.

CYNGN INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenue	$144,459	$33,726	$249,032	$80,878
Costs and expenses
Cost of revenue	88,983	16,944	146,333	28,758
Research and development	3,153,551	1,970,125	6,042,803	4,077,034
General and administrative	3,655,928	3,548,522	7,755,670	6,691,984
Total costs and expenses	6,898,462	5,535,591	13,944,806	10,797,776
Loss from operations	(6,754,003)	(5,501,865)	(13,695,774)	(10,716,898)

Other income (loss), net
Interest income, net	21,594	(197,992)	43,664	(123,173)
Change in fair value of warrant liabilities	‒	‒	‒	1,136,677
Other income, net	377,899	251,545	810,841	343,435
Total other income (loss), net	399,493	53,553	854,505	1,356,939

Net loss	$(6,354,510)	$(5,448,312)	$(12,841,269)	$(9,359,959)

Net loss per share attributable to common stockholders, basic and diluted	$(0.45)	$(2.70)	$(1.02)	$(5.90)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	14,109,819	2,017,228	12,567,770	1,586,453

CYNGN INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
	2026	2025
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,228,211	$990,023
Short-term investments	37,471,239	33,736,091
Accounts and other receivables	1,345,455	1,544,213
Inventory	1,656,645	2,039,655
Prepaid expenses and other current assets	1,255,536	885,800
TOTAL CURRENT ASSETS	43,957,086	39,195,782

NON-CURRENT ASSETS
Property and equipment, net	3,710,626	3,268,196
Right of use asset, net	5,536,958	5,971,800
Intangible assets, net	452,717	466,223
Other non-current assets	1,311,971	1,151,214
TOTAL NON-CURRENT ASSETS	11,012,272	10,857,433

TOTAL ASSETS	$54,969,358	$50,053,215

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$168,602	$217,439
Deferred revenue	555,368	395,348
Current operating lease liability	844,728	312,365
Accrued expenses and other current liabilities	1,120,896	2,615,734
TOTAL CURRENT LIABILITIES	2,689,594	3,540,886

NON-CURRENT LIABILITIES
Non-current deferred revenue	1,710,044	1,262,667
Non-current operating lease liability	5,977,917	6,495,256
TOTAL NON-CURRENT LIABILITIES	7,687,961	7,757,923

TOTAL LIABILITIES	10,377,555	11,298,809

Commitments and Contingencies (Note 13)

STOCKHOLDERS’ EQUITY
Common stock, Par $0.00001; 400,000,000 shares authorized as of June 30, 2026 and December 31, 2025; 14,423,281 and 7,974,380 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	144	80
Additional paid-in capital	274,255,399	255,576,797
Accumulated deficit	(229,663,740)	(216,822,471)
TOTAL STOCKHOLDERS’ EQUITY	44,591,803	38,754,406

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$54,969,358	$50,053,215

CYNGN INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2026		2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss		$(12,841,269)	$(9,359,959)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization		625,516	603,116
Stock-based compensation		762,772	993,131
Realized gain on short-term investments		(18,168)	(85,117)
Accretion on short-term investments		(817,877)	(231,207)
Loss on disposed assets		1,246	10,426
Change in fair value of warrant liability		‒	(1,136,677)
Change in assets and liabilities:
Accounts and other receivables		198,758	(583,572)
Inventory		383,010	(835,481)
Prepaid expenses, operating lease right-of-use assets, and other assets		(530,492)	(1,534,109)
Accounts payable		(48,837)	(71,509)
Deferred revenue		607,397	(6,918)
Accrued expenses, lease liabilities, and other current liabilities		(1,479,815)	(532,487)
Net cash used in operating activities		(13,157,759)	(12,770,363)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment		(615,911)	(352,853)
Acquisition of intangible asset		(4,933)	(1,186,659)
Purchase of short-term investments		(47,063,318)	(30,805,799)
Proceeds from maturity of short-term investments		44,164,215	23,230,501
Net cash used in investing activities		(3,519,947)	(9,114,810)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from at-the-market equity financing, net of issuance costs		9,166,427	‒
Proceeds from public issuance of common stock, net of offering costs		8,749,467	29,611,678
Issuance costs for public issuance of common stock and pre-funded warrants and exercise of pre-funded warrants		‒	(1,025)
Net cash provided by financing activities		17,915,894	29,610,653

Net increase in cash and cash equivalents		1,238,188	7,725,480

Cash and cash equivalents at beginning of period		990,023	23,617,733

Cash and cash equivalents at end of period		$2,228,211	$31,343,213

Supplemental disclosure:
Acquisition of right-of-use asset in exchange for new operating lease obligation	$	‒	$6,411,127

About Cyngn

Cyngn develops and deploys autonomous vehicle technology for industrial organizations like manufacturers and logistics companies. The Company addresses significant challenges facing industrial organizations today, such as labor shortages and costly safety incidents.

Cyngn’s DriveMod technology empowers customers to seamlessly bring self-driving technology to their operations without high upfront costs or infrastructure installations. DriveMod is currently available on Motrec MT-160 Tuggers.

The DriveMod Tugger hauls up to 12,000 lbs, travels inside and out, and targets a typical payback period of less than 2 years.

Investor Contact:

Natalie Russell

CFO

investors@cyngn.com

Media Contact:

Luke Renner

Head of Marketing
media@cyngn.com

Where to Find Cyngn:

●	Website: https://cyngn.com

●	X: https://x.com/cyngn

●	LinkedIn: https://www.linkedin.com/company/cyngn

●	YouTube: https://www.youtube.com/@cyngnhq

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in the Company’s reports to the Securities and Exchange Commission (SEC), including, without limitation the risk factors discussed in the Company’s annual report on Form 10-K filed with the SEC on March 26, 2026. Readers are cautioned that it is not possible to predict or identify all the risks, uncertainties and other factors that may affect future results. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Cyngn undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.